Exhibit 3.1

State of North Carolina
Department of the Secretary of State

ARTICLES OF AMENDMENT
BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: EnPro Industries, Inc.

2.	The text of each amendment adopted is as follows (State below or attach):

Article 1 of the Corporation’s Restated Articles of Incorporation, as amended, is amended and restated to read as follows:

“The name of the corporation is Enpro Inc. (hereinafter the “Corporation”).”

3.        If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: not applicable

4.	The date of adoption of each amendment was as follows: February 16, 2023

4.	(Check either a, b, c, or d, whichever is applicable)

a. ☐ The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares.

b. ☐ The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares.

c. ☒ The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required because (set forth a brief explanation of why shareholder action was not required.)

Pursuant to Section 55-10-02(5) of the General Statures shareholder action is not required because the amendment merely changes the corporate name.

d. ☐ The amendment(s) was (were) approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

BUSINESS REGISTRATION DIVISION	P. O. BOX 29622	RALEIGH, NC 27626-0622
(Revised July 2017)		(Form B-02)

ARTICLES OF AMENDMENT

6.	These articles will be effective upon filing, unless a delayed time and date is specified:

These articles will be effective at 11:59 p.m. (Eastern Time) on December 1, 2023.

This the 9th day of November, 2023

EnPro Industries, Inc.
Name of Corporation

/s/ Robert S. McLean
Signature

Robert S. McLean, Secretary
Type or Print Name and Title

NOTES:
1.	Filing fee is $50. This document must be filed with the Secretary of State.

BUSINESS REGISTRATION DIVISION	P. O. BOX 29622	RALEIGH, NC 27626-0622
(Revised July 2017)		(Form B-02)

Instructions for Filing
BUSINESS CORPORATION
ARTICLES OF AMENDMENT
(Form B-02)

Item 1	Enter the complete corporation name exactly as it appears in the records of the Secretary of State.
Item 2	See form.
Item 3	If provisions for implementing the amendment are contained in the amendment or not required, enter N/A or NONE in the space provided.
Item 4	Enter the date(s) the amendment(s) was (were) adopted.
Item 5	Select the appropriate method of adoption for the amendment(s) from those listed and complete.
Item 6
The document will be effective on the date and time of filing, unless a delayed date or an effective time (on the day of filing) is specified. If a delayed effective date is specified without a time, it will be effective at 11:59:59 p.m. Raleigh, North Carolina time on the day specified. If a delayed effective date is specified with a time, the document will be effective on the day and at the time specified. A delayed effective date may be specified up to and including the 90th day after the filing.

Date and Execution
Enter the date the document was executed.
In the blanks provided enter:
•          The name of the corporation as it appears in Item 1.
•          The signature of the representative of the corporation executing the document (may be the chairman of the board of directors or any officer of the corporation).
•          The name and title of the above-signed representative.

BUSINESS REGISTRATION DIVISION	P. O. BOX 29622	RALEIGH, NC 27626-0622
(Revised July 2017)		(Form B-02)